Exhibit 10.1

Execution Copy

HARRY & DAVID OPERATIONS CORP.

EXCESS-PENSION PLAN

(Established as of June 17, 2004 (the “Effective Date”))

HARRY & DAVID OPERATIONS CORP.

EXCESS-PENSION PLAN

(Established as of June 17, 2004 (the “Effective Date”))

SECTION 1. ESTABLISHMENT AND PURPOSE OF THE PLAN.

The Shaklee Corporation Excess-Pension Plan (the “Shaklee Plan”) was established effective October 1, 1986, by Yamanouchi Consumer Inc. (previously named Shaklee Corporation), a Delaware corporation (“YCI”). The Bear Creek Corporation Excess-Pension Plan (the “Prior Bear Creek Plan”) was established effective December 31, 1986 by Harry & David Operations Corp., formerly known as Bear Creek Corporation, a Delaware corporation and a wholly-owned subsidiary of YCI (the “Company”). Effective December 31, 2001, the Shaklee Plan was merged into the Prior Bear Creek Plan (renamed, effective January 1, 2002, the Yamanouchi Consumer Inc. Excess-Pension Plan (the “YCI Plan”)), and all benefits previously payable under the Shaklee Plan were thereafter payable under the YCI Plan. The YCI Plan was amended and restated effective January 1, 2002, and, except as otherwise provided therein, was effective with respect to distributions made or commencing on or after January 1, 2002 and through the Effective Date. The YCI Plan was further amended and restated effective as of February 6, 2004.

On June 17, 2004, the Company was sold to Pear Acquisition Inc. In connection with such sale, and in accordance with the Stock Purchase Agreement dated as of April 1, 2004 among Pear Acquisition Inc., Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi US Holding Inc. (the “SPA”), the Harry & David Operations Corp. Excess-Pension Plan, formerly known as the Bear Creek Corporation Excess-Pension Plan (the “Plan”) was established as of June 17, 2004 (the “Effective Date”), and is intended to be a continuation of the YCI Plan for purposes of eligibility, service, vesting and accrued benefits, only as specifically provided herein, with respect to “transferred members” and “transferred employees” as defined under the Harry & David Operations Corp. Employees’ Pension Plan, formerly known as the Bear Creek Corporation Employees’ Pension Plan (“Transferred Members” and “Transferred Employees,” respectively). Except as specifically provided herein, the Company reserves the right to amend, modify or terminate the Plan at any time and in its sole discretion.

Except as otherwise specifically provided herein, the provisions of this Plan shall apply only to individuals who are “employees” as defined under the Harry & David Operations Corp. Employees’ Pension Plan (“Employees”) on or after June 17, 2004. Except as otherwise provided in a subsequent amendment or restatement of the Plan, the benefits payable under this Plan to any Transferred

Member who ceased to be an “employee” as defined under the YCI Plan prior to June 17, 2004, and who is not employed as an Employee on or after such date, and the rights and obligations of any such individual with respect to such benefits, shall be determined under the terms of the YCI Plan (or its predecessor plans) as in effect on the date such individual’s employment terminated.

The purposes of the Plan are (a) to supplement a participant’s benefits under the Harry & David Operations Corp. Employees’ Pension Plan (the “Pension Plan”), to the extent that such benefits are reduced by the limitations imposed by section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) to supplement a participant’s benefits under the Pension Plan to the extent that such benefits are reduced by the compensation limitations imposed by section 401(a)(17) of the Code, (c) to supplement a participant’s benefits under the Pension Plan to the extent such benefits are reduced due to compensation deferred on or after September 1, 2002 and prior to the Effective Date pursuant to the Yamanouchi Consumer Inc. Executive Deferred Compensation Plan (the “YCI Deferred Compensation Plan”), and (d) to compensate selected participants in the Shaklee Corporation Employees’ Pension Plan as in effect as of December 31, 1988 (the “Prior Pension Plan”), who are Transferred Members, for the fact that the rate of benefit accrual under the Prior Pension Plan was reduced effective January 1, 1989.

SECTION 2. ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited (a) to participants in the Pension Plan whose benefits under the Pension Plan are affected by the limitations imposed by section 401(a)(17) and/or 415 of the Code, or due to deferrals of compensation on or after September 1, 2002 and prior to the Effective Date pursuant to the YCI Deferred Compensation Plan and who are Transferred Members or Transferred Employees, and (b) for purposes of the benefit provided under Section 3(b), to participants listed on Schedule A, which is attached hereto and incorporated herein by reference. (A participant in the Pension Plan who is also eligible to participate in this Plan is referred to herein as a “Participant.”)

SECTION 3. AMOUNT OF BENEFIT.

(a) Statutory Limitations and Deferred Compensation. If the pension benefits payable to or on behalf of a Participant under the Pension Plan are limited by sections 401(a)(17) and/or 415 of the Code, or due to deferrals of compensation on or after September 1, 2002 and prior to the Effective Date pursuant to the YCI Deferred Compensation Plan, and there is no benefit payable under Subsection (b) below, then the Participant (or, as applicable, his or her beneficiary) shall be entitled to receive a monthly benefit under this Plan. Such monthly benefit under this Plan shall be equal to the difference between (i) and (ii), where (i) is the monthly benefit payment which would be payable to or on behalf of the Participant under the Pension Plan if (A) the compensation limitations of section 401(a)(17) and the benefit limitations of section 415 of the

Code did not apply and (B) the Participant had not deferred any amounts of compensation on or after September 1, 2002 and prior to the Effective Date pursuant to the YCI Deferred Compensation Plan, and (ii) is the actual monthly benefit payable under the Pension Plan to or on behalf of the Participant.

(b) Prior Pension Plan Participants. Each Participant who is listed on Schedule A shall be entitled to receive a monthly benefit under this Plan equal to the greater of the benefit described in Section 3(a) above or the benefit described below:

(i) The amount of the hypothetical monthly benefit that would have been payable to the Participant or to his or her surviving beneficiary if the Prior Pension Plan had been continued in effect for employees of YCI and its controlled group of corporations prior to the Effective Date, and of the Company and its controlled group of corporations on and after the Effective Date, and the Participant had remained an active participant in the Prior Pension Plan until the date the Participant terminates employment with the Company and all members of the Company’s controlled group of corporations; minus

(ii) The aggregate amount of the actual pension payable to the Participant or to his or her surviving beneficiary under the Pension Plan or under any other defined-benefit pension plan maintained by an employer who is a member of the Company’s controlled group of corporations; minus

(iii) The amount of a hypothetical pension that would be payable if the Participant at all times prior to the Effective Date made the maximum permissible contributions to the Yamanouchi Consumer Inc. 401(k) Retirement Savings Plan (the “YCI 401(k) Plan”), and from and after the Effective Date to the Harry & David Operations Corp. 401(k) Retirement Savings Plan, formerly known as the Bear Creek Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”) to the date of his or her termination of employment, and the value of the employer matching contributions that would be made with respect thereto, and the earnings on such matching contributions, were converted to a pension payable in the same form and at the same time as the Participant’s normal form of pension under the Pension Plan, determined on the basis of actuarial assumptions or conversion factors set forth in the Pension Plan. For purposes of Paragraph (i) above, the hypothetical monthly benefit shall be determined as if the compensation limitations of section 401(a)(17) and the benefit limitations of section 415 of the Code did not apply, and the Participant had not deferred any amounts of compensation on or after September 1, 2002 and prior to the Effective Date pursuant to the YCI Deferred Compensation Plan. In the event that a Participant’s pension under any other defined-benefit pension plan maintained by a member of the Company’s controlled group of corporations is not payable in the same form and at the same time as his or her pension under the Pension Plan, the amount used in Paragraph (ii) above shall be the amount of a hypothetical pension which is the actuarial equivalent of the Participant’s actual pension under such other plan and which is payable in the same form and at the same time as his or her pension under the Pension Plan. For this purpose, actuarial equivalence shall be determined on the basis of the actuarial assumptions or conversion factors set forth in such other plan or, if appropriate assumptions or factors are not included in that plan, actuarial equivalence shall be determined by that plan’s enrolled actuary. For purposes of Paragraph (iii) above, the Participant shall be deemed to have elected to have all of his or her employer matching contributions under the YCI 401(k) Plan, and the 401(k) Plan, and any earnings thereon, invested in the “Guaranteed Income Fund” (now referred to as the “T. Rowe Price Stable Value Fund”) offered under the YCI 401(k) Plan and the 401(k) Plan (regardless of his or her actual investment elections) at all times after Shaklee Corporation’s common stock ceased to be available as an investment option under the YCI 401(k) Plan.

SECTION 4. PAYMENT OF BENEFITS.

(a) Timing and Form of Distribution to a Participant. A Participant’s benefit under this Plan shall be paid in the form of a lump sum distribution as of the date the Participant commences his or her benefit under the Pension Plan. Such lump sum distribution shall be the actuarial equivalent of the monthly benefit described in Section 3, using the same actuarial factors that would be used under the Pension Plan to convert an annuity to a lump sum form of benefit.

(b) Timing Of Distribution to a Beneficiary. If a Participant dies before receiving his or her benefit under this Plan, such benefit will be paid to his or her beneficiary in the form of a lump sum distribution as of the date the Participant’s benefit under the Pension Plan is paid or commences. Such lump sum distribution shall be the actuarial equivalent of the monthly benefit described in Section 3, using the same actuarial factors that would be used under the Pension Plan to convert an annuity to a lump sum form of benefit.

(c) Beneficiary Designation. Each Participant must designate a beneficiary to receive his or her benefit under this Plan if the Participant dies before it is paid to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant’s estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is also signed and dated by the Participant’s spouse.

SECTION 5. WITHHOLDING.

The applicable member of the Company’s controlled group of corporations will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions that may be required.

SECTION 6. ADMINISTRATION.

The Plan is administered and interpreted by the “Committee,” which is the same committee appointed by the Company to administer the Pension Plan. The Committee has the full and exclusive discretion to administer and to interpret the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.

SECTION 7. AMENDMENT OR TERMINATION; SUCCESSORS.

The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time, without prior notice to any Participant. In the event of an amendment or termination of the Plan, a Participant’s benefits hereunder shall not be less than the benefits to which the Participant would have been entitled if his or her employment had terminated immediately prior to such amendment or termination of the Plan, and he or she had elected to commence his or her benefit under the Pension Plan on the earliest permissible date following the date of such amendment or termination of the Plan. The foregoing notwithstanding, (a) the Plan shall not be terminated and (b) no amendment of the Plan shall take effect which would substantially reduce future benefit accruals under the Plan, which would amend Section 4(a), or which would affect the prohibitions set forth in this Section 7, if such termination or amendment is effective during the 36-month period commencing on the Effective Date, and applies to Transferred Members or Transferred Employees. Notwithstanding the foregoing, a transfer of liabilities from this Plan to another similar nonqualified plan is permissible during the 36 month period described above, provided that the terms for benefit accrual of such other similar plan immediately after such transfer are at least as favorable as the terms of this Plan with respect to individuals who are Participants under this Plan, and that the restrictions on termination and amendments described in this Section 7 also are contained in such other plan.

This Plan shall be binding upon the successors of the Company including any successor to substantially all of the assets of the Company.

SECTION 8. CLAIMS PROCEDURE.

Any person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety-day period.

SECTION 9. APPEAL PROCEDURE.

If a claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the Claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant will be given written notice of the reason for the delay.

SECTION 10. SOURCE OF PAYMENTS.

(a) All payments under the Plan will be paid in cash from the general funds of the applicable member of the Company’s controlled group of corporations. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of a member of the Company’s controlled group of corporations.

(b) With the consent of the Company, a member of the Company’s controlled group of corporations may (i) establish a trust, (ii) fund such trust and (iii) arrange to have such trust assist such company pay benefits under the Plan. Any trust created by a member of the Company’s controlled group of corporations to assist it in meeting its obligations under the Plan will conform in substance to the terms of the model trust as described in Revenue Procedure 92-64 (or any successor Revenue Procedure).

SECTION 11. INALIENABILITY.

A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary; provided, however, that upon the voluntary or involuntary termination of employment of a Participant who has received a loan from a member of the Company’s controlled group of corporations, the Participant’s benefit distribution may be reduced by the outstanding principal amount of the loan (plus all accrued and unpaid interest).

SECTION 12. APPLICABLE LAW.

The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Oregon.

SECTION 13. SEVERABILITY.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

SECTION 14. STATUS OF PLAN AS ERISA “EXCESS” AND “TOP HAT” PLAN.

The portion of the Plan providing benefits in excess of the limitations of section 415 of the Code is intended to be an unfunded excess plan. The portion of the Plan providing benefits (a) in excess of the compensation limitations of section 401(a)(17) of the Code, (b) due to deferrals of compensation on or after September 1, 2002 and prior to the Effective Date pursuant to the YCI Deferred Compensation Plan and (c) to Prior Pension Plan participants listed on Schedule A, is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees and individuals responsible for managing the Participating Companies. The Plan will be administered and construed to effectuate this intent. Accordingly, the excess plan portion of the Plan is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the “top hat” portion of the Plan is subject to Title I of ERISA, but is exempt from Parts 2, 3 and 4 of such Title.

SECTION 15. NO RIGHT OF CONTINUED EMPLOYMENT.

This Plan does not give any Participant the right to be retained as an Employee. The members of the Company’s controlled group of corporations reserve the right to terminate any Participant’s employment at any time.

IN WITNESS WHEREOF, Harry & David Operations Corp., by its duly authorized officer, has executed this amended and restated Plan on the date indicated below. The provisions set forth herein reflect those Plan provisions in effect as of June 17, 2004 and are not intended to amend or materially modify the provisions of the Plan from that date to the present.

HARRY & DAVID OPERATIONS CORP.

By	/s/ Rudd C. Johnson
Rudd C. Johnson Executive Vice President, HR

Date August 1, 2006

SCHEDULE A

Edward W. Beck